Exhibit 99.1
Ann Parker, Director
Investor Relations
605-988-1000
ann.parker@lodgenet.com
LODGENET INTERACTIVE ANNOUNCES COMPLETION OF OFFERING OF
$57.5 MILLION OF CONVERTIBLE PREFERRED STOCK
     SIOUX FALLS, SD, June 29, 2009 — LodgeNet Interactive Corporation (NASDAQ:LNET) today announced that it has successfully completed its offering of 50,000 shares of 10% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, with a liquidation preference of $1,000 per share. In addition, the Company announced that the initial purchaser exercised the option to purchase an additional 7,500 shares of preferred stock to cover over-allotments in full, bringing the total amount of the preferred stock sold to 57,500 shares. The Company will pay cumulative dividends on the preferred stock from June 29, 2009 at a rate of 10% per annum of the $1,000 liquidation preference per share, subject to adjustment in certain circumstances. Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the sole initial purchaser in the offering. LodgeNet expects to use half of the net proceeds of the offering to immediately reduce the outstanding balance on the term loan under its Credit Facility and use the balance of the proceeds for general corporate purposes, including further voluntary reductions of the term loan.
     “The successful completion of this offering significantly strengthens our balance sheet and better positions us to continue to implement our strategic growth initiatives,” said Scott C. Petersen, Chairman and CEO of LodgeNet Interactive Corporation. “The resulting decrease in our leverage and increase in our cash position will greatly assist us in continuing to maintain compliance with our Credit Facility — which has very favorable pricing terms — despite a very challenging and uncertain economic outlook.”
     The preferred stock will be convertible, at the holder’s option, into common stock of LodgeNet at an initial conversion rate of 264.5503 shares of LodgeNet’s common stock per share of preferred stock, which is equivalent to an initial conversion price of $3.78 per share, or a conversion premium of approximately 10% based on the consolidated closing bid price of $3.43 per share of LodgeNet’s common stock on June 23, 2009.
     The Company may elect, on or prior to July 15, 2014, to mandatorily convert some or all of the preferred stock into shares of LodgeNet’s common stock if the closing price of the Company’s common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion, subject to certain conditions. If the Company elects to mandatorily convert any preferred stock on or prior to July 15, 2014, it will make an additional payment on the preferred stock, payable at the Company’s election in cash or common stock, equal to the aggregate amount of dividends that would have accrued through and including July 15, 2014, less any dividends already paid on the preferred stock. The Company may also elect, on or after July 16, 2014, to mandatorily convert some or all of the preferred stock into shares of LodgeNet’s common stock if the closing price of the Company’s common stock has exceeded 125% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the             shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,100 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
The statements in this press release regarding the proposed use of proceeds, improvements in consolidated leverage and interest coverage ratios and the credit facility are forward-looking statements that involve risks and uncertainties, including, but not limited to, further weakening of economic conditions. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.